Exhibit 99.1

     Spectrum Brands Reports First Quarter 2007 Financial Results

                Pursuing Sale of Home & Garden Business


    ATLANTA--(BUSINESS WIRE)--Feb. 8, 2007--Spectrum Brands, Inc. (NYSE:SPC), a global consumer products company with a diverse portfolio of world-class brands, announced first quarter net sales of $564.6 million and a net loss of $0.38 per share for the quarter ended December 31, 2006. Reported net sales exclude sales from the company's Home & Garden division, which is being accounted for as discontinued operations pending completion of an ongoing sale process. Excluding certain adjustments which management believes are not indicative of the company's on-going normalized operations, the company generated diluted earnings per share for the first quarter of $0.12. Included in the quarterly results are:

    -- a loss from discontinued operations, net of tax, of $22.2 million, or $0.43 per share, related to the company's Home & Garden division, which is being held for sale; and

    -- pretax restructuring and related charges of $7.4 million, or $0.10 per share, related to ongoing integration activities within the Global Pet business and the rationalization of the company's Latin American and European businesses.

    During the first quarter of fiscal 2006, the company reported diluted earnings per share of $0.05, which included a loss from discontinued operations, net of tax, of $0.40 per share and restructuring and related charges and other charges of $0.05 per share.

    Spectrum Brands' first quarter net sales were $564.6 million, as compared with net sales of $566.3 million in the comparable period last year. Global battery sales declined six percent year over year, as strong results from Latin America were offset by sales declines in North America and Europe/ROW. Sales of Remington branded products increased by seven percent on a worldwide basis. Global Pet reported growth of four percent. Favorable foreign exchange rates had a $16.2 million positive impact on net sales during the quarter, mostly driven by the strong Euro.

    Gross profit and gross margin for the quarter were $208.9 million and 37.0 percent, respectively, versus $224.0 million and 39.6 percent for the same period last year. Restructuring and related charges of $6.0 million were included in the current quarter's cost of goods sold; cost of goods sold in the comparable period last year included $1.3 million in similar charges. Increased raw material costs, primarily zinc, were the most significant driver of the decline in gross margin.

    The company generated operating income of $37.5 million versus $67.6 million in fiscal 2006's first quarter. The primary reasons for the decline were increased advertising and marketing expense of approximately $14 million and higher commodity costs, including an increase of $7 million in zinc costs.

    Commenting on the results of the quarter, Spectrum Brands President and Chief Executive Officer David Jones stated, "Our first quarter results reflect progress in a number of areas, despite a challenging environment, and we are confident that we are taking the right actions for the long-term to build our brands, reduce costs and create sustainable value. We are focused on the successful completion of the divestiture of our Home & Garden business, a key milestone in the strategic review we began last July. We anticipate that the proceeds from this transaction will enable us to reduce outstanding debt and leverage and will allow us more flexibility to focus on strengthening our remaining businesses. With the assistance of Goldman Sachs, we are continuing to consider further strategic options to improve our capital structure, including potential additional asset sales."

    First Quarter Segment Results

    North America net sales were $172.2 million, compared with $190.9 million reported last year, as a result of a decline in battery sales, largely driven by the timing of holiday shipments and lower sales of Remington branded products. Rayovac alkaline battery sales at retail were up six percent, versus industry-wide sales growth of three percent, largely due to the successful launch of Rayovac's new marketing campaign. Remington men's shaving products underperformed in an overall weak category during the holiday season, partially offset by growth from grooming and personal care products. North American segment profits were $18.9 million versus $35.5 million reported last year, as an improvement in operating expenses resulting from integration savings was more than offset by higher commodity costs and $7 million in increased advertising expense.

    Europe/ROW net sales were $186.9 million versus $182.7 million in the prior year. Foreign exchange translation contributed $13.1 million. Remington branded product sales showed significant growth, partially offset by continuing weakness in the battery category, particularly in Central Europe. Segment profitability for the quarter was $21.4 million compared with $30.5 million last year, primarily a function of lower battery sales volume and higher raw material costs.

    Latin America continued its positive growth trend with a quarterly net sales increase of 13 percent versus the prior year, benefiting from strong growth in both Remington branded products and Rayovac batteries. Latin America segment profitability of $10.2 million increased from $6.7 million last year, attributable to the implementation of battery pricing increases across the region, the growing profit contribution from Remington and the reversal of certain excise tax-related accruals.

    Global Pet net sales of $137.7 million represented a four percent year over year increase, largely driven by robust growth from companion animal products and Tetra branded products. Favorable foreign exchange translation contributed $2.0 million during the quarter. Global Pet segment profits were $21.0 million versus $20.2 million reported last year. Consolidation of distribution and manufacturing facilities during the quarter caused a short term increase in distribution expense which was offset by a $2.7 million gain on termination of certain post-retirement benefit plans.

    Corporate expenses were $26.6 million as compared to $22.8 million in the prior year period, primarily attributable to increased deferred compensation accruals when compared with fiscal 2006, which included no such accruals.

    As previously disclosed, Spectrum Brands is reorganizing into three product-focused operating segments: Global Batteries & Personal Care, Home & Garden, and Global Pet Supplies. Starting in the second quarter of fiscal 2007, the company will report segment results for Global Batteries & Personal Care and Global Pet Supplies, and will continue to report Home & Garden as discontinued operations until such time as a transaction is consummated.

    Webcast Information

    Spectrum Brands will hold a conference call at 8:30 a.m. (EST), February 8, 2007, to further discuss its first quarter results and respond to questions. The call will be accessible via webcast through the company's website, www.spectrumbrands.com, and will be archived online until February 22, 2007.

    Non-GAAP Measurements

    Within this release, reference is made to adjusted diluted earnings per share. See attached Table 3, "Reconciliation of GAAP to Adjusted Diluted Earnings Per Share," for a complete reconciliation of diluted earnings per share on a GAAP basis to adjusted diluted earnings per share. Spectrum Brands management and some investors use adjusted diluted earnings per share as one means of analyzing the company's financial performance and identifying trends in its financial condition and results of operations. Spectrum Brands provides this information to assist with meaningful comparisons of past, present and future operating results and to assist in highlighting the results of on-going core operations. Management believes that adjusted diluted earnings per share is useful supplemental information; however, these adjusted results are not intended to replace the company's reported GAAP financial results and should be read in conjunction with those GAAP results.

    About Spectrum Brands, Inc.

    Spectrum Brands is a global consumer products company and a leading supplier of batteries, portable lighting, lawn and garden products, household insect control, shaving and grooming products, personal care products and specialty pet supplies. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated net sales of $2.5 billion in fiscal 2006 and has approximately 8,400 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol SPC.

    Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending,
(2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) changes in the general economic conditions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation, consumer spending and raw material costs, (4) the company's ability to successfully implement manufacturing, distribution and other cost efficiencies, and various other factors, including those discussed herein and those set forth in Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K.

    Attached

    Table 1 - Condensed Consolidated Statements of Operations

    Table 2 - Supplemental Financial Data

    Table 3 - Reconciliation of GAAP to Adjusted Diluted Earnings Per
Share


                               Table 1
                        SPECTRUM BRANDS, INC.
           Condensed Consolidated Statements of Operations
   For the three months ended December 31, 2006 and January 1, 2006
                             (Unaudited)
               (In millions, except per share amounts)


                                               THREE MONTHS
                                    ----------------------------------
                                      F2007     F2006 (a)   INC(DEC) %
                                    ---------   ---------

Net sales                            $ 564.6     $ 566.3         -0.3%
Cost of goods sold                     349.7       341.0
Restructuring and related charges        6.0         1.3
                                    ---------   ---------
    Gross profit                       208.9       224.0         -6.7%

Selling                                126.0       108.3
General and administrative              37.1        39.8
Research and development                 6.9         7.1
Restructuring and related charges        1.4         1.2
                                    ---------   ---------

Total operating expenses               171.4       156.4

     Operating income                   37.5        67.6

Interest expense                        31.7        29.8
Other expense, net                       1.0         1.5
                                    ---------   ---------

    Income from continuing
     operations before income taxes      4.8        36.3

Income tax expense                       1.4        13.4
                                    ---------   ---------

    Income from continuing
     operations                          3.4        22.9

Loss from discontinued operations,
 net of tax                            (22.2)(b)   (20.6)(c)
                                    ---------   ---------

     Net (loss) income               $ (18.8)    $   2.3
                                    =========   =========

Average shares outstanding (d)          49.8        49.4

Income from continuing operations    $  0.07     $  0.46
Discontinued operations                (0.45)(e)   (0.41)
                                    ---------   ---------
Basic (loss) earnings per share      $ (0.38)    $  0.05
                                    =========   =========

Average shares and common stock
 equivalents outstanding (d)            49.8        50.6

Income from continuing operations    $  0.07     $  0.45
Discontinued operations                (0.45)(e)   (0.40)
                                    ---------   ---------
Diluted (loss) earnings per share    $ (0.38)    $  0.05
                                    =========   =========


(a) The Company's Home & Garden business, discontinued effective October 1, 2006, is excluded from continuing operations for all periods presented. Certain amounts have been reclassified in the three months ended January 1, 2006 to conform to the current year classification and present this business as discontinued operations.

(b) For the three months ended December 31, 2006, reflects the after-tax net loss of the Company's Home & Garden business for which the Company discontinued operations effective October 1, 2006.

(c) For the three months ended January 1, 2006, includes the $16.8 million after-tax net loss of the Company's Home & Garden business for which the Company discontinued operations effective October 1, 2006. In addition, for the three months ended January 1, 2006, includes the $3.8 million after-tax net loss of the fertilizer technology and Canadian professional fertilizer business of Nu-Gro for which the Company discontinued operations effective October 1, 2005.

(d) Per share figures calculated prior to rounding in millions.

(e) Per Table 3, "Reconciliation of GAAP to Adjusted Diluted Earnings Per Share," adjusted diluted earnings per share of discontinued operations, net of tax equals $(0.43) for the three months ended December 31, 2006. See footnote (e) at Table 3 for explanation of difference.


                               Table 2
                        SPECTRUM BRANDS, INC.
                     Supplemental Financial Data
   For the three months ended December 31, 2006 and January 1, 2006
                             (Unaudited)
                           ($ In millions)

Supplemental Financial Data                          F2007     F2006
-------------------------------------------------- --------- ---------
Cash                                               $   38.0  $   24.4

Trade receivables, net (a)                         $  297.5  $  371.7
  Days Sales Outstanding (b)                             52        54

Inventory, net (a)                                 $  337.1  $  455.9
  Inventory Turnover (c)                                3.5       3.4

Total Debt                                         $2,380.5  $2,312.2

                                                      THREE MONTHS
                                                   -------------------
Supplemental Cash Flow Data                          F2007     F2006
-------------------------------------------------- --------- ---------
Depreciation and amortization, excluding
 amortization of debt issuance costs               $   17.6  $   17.3

Capital expenditures                               $    6.5  $   10.4

                                                      THREE MONTHS
                                                   -------------------
Supplemental Segment Sales & Profitability           F2007     F2006
-------------------------------------------------- --------- ---------

Net Sales
--------------------------------------------------
   North America                                   $  172.2  $  190.9
   Europe/ROW                                         186.9     182.7
   Latin America                                       67.8      60.0
   Global Pet                                         137.7     132.7
                                                   --------- ---------
       Total net sales                             $  564.6  $  566.3
                                                   ========= =========

Segment Profit
--------------------------------------------------
   North America                                   $   18.9  $   35.5
   Europe/ROW                                          21.4      30.5
   Latin America                                       10.2       6.7
   Global Pet                                          21.0      20.2
                                                   --------- ---------
       Total segment profit                            71.5      92.9

   Corporate                                           26.6      22.8
   Restructuring and related charges                    7.4       2.5
   Interest expense                                    31.7      29.8
   Other expense, net                                   1.0       1.5
                                                   --------- ---------

       Income from continuing operations before
        income taxes                               $    4.8  $   36.3
                                                   ========= =========

(a) Trade receivables, net and Inventory, net as of December 31, 2006 exclude amounts related to our discontinued Home & Garden business as these amounts are classified as Assets held for sale, effective October 1, 2006. Comparable balances as of January 1, 2006 include amounts for our Home & Garden business.

(b) Reflects actual days sales outstanding at end of period.

(c) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by inventory as of the end of the period.


                               Table 3
                        SPECTRUM BRANDS, INC.
    Reconciliation of GAAP to Adjusted Diluted Earnings Per Share
   For the three months ended December 31, 2006 and January 1, 2006
                             (Unaudited)
               (In millions, except per share amounts)


                                                  THREE
                                                   MONTHS
                                                  -----------------
                                                   F2007     F2006
                                                  -------   -------
Diluted (loss) earnings per share, as reported    $(0.38)   $ 0.05

Adjustments, net of tax:
     Restructuring and related charges              0.10 (a)  0.03 (b)
     Discontinued operations                        0.43 (c)  0.40 (d)
     Other adjustments                             (0.03)(e)  0.02 (f)
                                                  -------   -------
                                                    0.50      0.45

Diluted earnings per share, as adjusted           $ 0.12    $ 0.50
                                                  =======   =======

Note: Per share figures calculated prior to rounding in millions.

(a) For the three months ended December 31, 2006, reflects $5.2 million, net of tax, of restructuring and related charges as follows:
 (i) $3.0 million for the integration of United and Tetra; (ii) $2.2 million for a series of actions in Europe and Latin America to reduce operating costs and rationalize operating structure.

(b) For the three months ended January 1, 2006, reflects $1.6 million, net of tax, of restructuring and related charges as follows: (i) $0.6 million primarily for the integration of United and Tetra (ii) $0.7 million for a series of actions in Europe to reduce operating costs and rationalize operating structure; and (iii) $0.3 million primarily associated with the closure of our manufacturing facility in Breitenbach, France.

(c) Reflects the loss from discontinued operations, net of tax of the Company's Home & Garden business, discontinued effective October 1, 2006.

(d) Reflects the respective loss from discontinued operations, net of tax of the fertilizer technology and Canadian professional fertilizer businesses of Nu-Gro, disposed of in January 2006 and the Company's Home & Garden business, discontinued effective October 1, 2006.

(e) For the three months ended December 31, 2006, general and administrative expenses include a $1.6 million, net of tax, benefit related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. In addition, interest expense includes a $0.6 million, net of tax, net benefit related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products. Lastly, Diluted earnings per share, as reported for the three months ended December 31, 2006 is calculated using average basic shares outstanding of 49.8 million as the use of average diluted shares outstanding would be antidilutive. However, all adjustments to arrive at Diluted earnings per share, as adjusted for the three months ended December 31, 2006 are calculated using average diluted shares outstanding of 51.3 million.

(f) For the three months ended January 1, 2006, interest expense includes $0.7 million, net of tax, related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.

    CONTACT: Spectrum Brands
             Investor Contact:
             Nancy O'Donnell, 770-829-6208
             VP Investor Relations
             or
             Media Contact:
             For Spectrum Brands
             Sard Verbinnen
             Jamie Tully, 212-687-8080
             jtully@sardverb.com
             or
             Matt Benson, 415-618-8750
             mbenson@sardverb.com